Maine & Maritimes Corporation Reaffirms Dividend Policy

PRESQUE ISLE, ME -- 12/02/2005 -- Maine & Maritimes Corporation (AMEX: MAM) today announced that its Board of Directors has decided not to pay a fourth quarter dividend, recognizing that its 2005 annualized dividend of $0.75 per share remains competitive and within its adopted dividend policy, which targeted a dividend of 55% to 80% of the net income contribution from the regulated utility. In addition, the Board reaffirmed its commitment to continue MAM's 2005 dividend policy for 2006.

According to J. Nick Bayne, President and Chief Executive Officer of Maine & Maritimes Corporation, "Given extraordinary expenses in 2005 and our lagging earnings performance, the Board believes it is prudent to reduce the annualized dividend to those declared during the first three quarters. While we are disappointed and are taking actions to improve our 2006 performance, we believe this action to be fiscally prudent. Based on our current share price, our annualized yield remains competitive with other diversified utility holding companies. While we anticipate improved earnings for the fourth quarter, we are undertaking a number of initiatives to improve our 2006 performance, including the continued implementation of our growth strategy. As we expand our unregulated operations, we anticipate improved market traction and improved performance of these operations. In addition, we are closely monitoring our regulated utility's returns and anticipate a potential distribution rate increase filing in 2006. As previously stated, our primary strategic objectives are to increase the scale of unregulated operations, diversify our post-deregulation revenue model, and expand our unregulated market focus.

"We are evaluating and implementing a number of initiatives that, we believe, can and will promote improved shareholder value. These include potential additional strategic acquisitions, as well as seeking investment partners to grow our technology subsidiary, Maricor Technologies, Inc. We have achieved an almost one hundred percent lease-up of our commercial real estate investments and are seeing strong indications that The Maricor Group's value proposition is on target and growing in market significance, particularly within our Canadian marketplace where market trends reinforce the demand for energy efficiency, energy engineering and sustainable building sciences services. In order to improve and streamline operations, we are undertaking efforts to decentralize our corporate services and limit costs at the holding company level," stated Bayne.

MAM's Board of Directors committed to the continuation of its current dividend policy for 2006. The Corporation's dividend policy provides for MAM's dividend to be based on 55% to 80% of the net income contribution of its regulated utility operations, plus special dividends from unregulated operations, as determined by the Board of Directors from time-to-time. The policy establishes principles for determining dividends, including the following:

--  The Company must first be projected to and/or generate net earnings per share and requisite free cash flows from its regulated and unregulated operations to fund dividends and sustain the assets of the Company.

--  There will be two types of dividends:

      -- Regular dividends to be paid on a quarterly basis based on a regulated target payout range of 55% to 80% of the Company's earnings; and

      -- Special dividends may be paid along with or after the regular dividend based on earnings per share performance, before
         amortization of intangibles, of the Company's unregulated
         operations as determined fiscally prudent by the Board of
         Directors based on corporate strategic and financial goals.

Maine & Maritimes Corporation (AMEX: MAM) is the parent company of The Maricor Group and its subsidiaries, The Maricor Group New England, Inc. and The Maricor Group, Canada Ltd, all engineering, energy asset development and lifecycle asset management consulting services companies with an emphasis on Leadership in Energy and Environmental Design (LEED®). Maine & Maritimes Corporation is also the parent company of Maricor Technologies, Inc., an information technology development subsidiary providing asset lifecycle management and capital planning software tools; Maricor Properties Ltd, a Canadian real estate development and investment company, and its Canadian subsidiary Mecel Properties Ltd, which are focused on sustainable urban redevelopment and investments; and Maine Public Service Company, a regulated electric transmission and distribution utility serving portions of Northern Maine. Maine & Maritimes Corporation is headquartered in Presque Isle, Maine, with subsidiary offices in Boston, Massachusetts, Portland, Maine, Moncton and Saint John, New Brunswick, Canada; and Halifax, Nova Scotia, Canada. Maine & Maritimes Corporation's corporate website can be found at www.maineandmaritimes.com and The Maricor Group's website can be found at www.maricorgroup.com

Cautionary Statement Regarding Forward-Looking Information

NOTE: This presentation contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Although Maine & Maritimes Corporation ("MAM") believes that in making such statements, its expectations are based on reasonable assumptions, any such statement involves uncertainties and risks. MAM cautions that there are certain factors that can cause actual results to differ materially from the forward-looking information that has been provided including, without limitation, potential changes in applicable laws and regulations, potential changes in Management, MAM's ability to raise necessary financing, and MAM's ability to execute its business plans in a timely and efficient manner.

For More Information Contact:

Annette N. Arribas
VP, Investor Relations and Treasurer
Tel: 207.760.2402
Toll-free in US and Canada: 877.272.1523
Email: aarribas@maineandmaritimes.com

Mike Randall
VP, Marketing, Communications and Government Relations
Tel: 506.852.7523
Email: mrandall@maineandmaritimes.com